Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Completes Acquisition of Two Capesize Vessels

Takes Delivery of the Baltic Lion;
Vessel to Commence Spot Market-Related Time Charter

NEW YORK, December 30, 2013 – Baltic Trading Limited (NYSE: BALT) announced today that it has taken delivery of the Baltic Lion, a 2012-built Capesize vessel. The Baltic Lion is the second of two Capesize vessels to be delivered to the Company under Baltic Trading’s agreements previously announced on November 5, 2013.

John C. Wobensmith, President and Chief Financial Officer, commented, “We are pleased to take delivery of the Baltic Lion following the successful delivery of its sister ship, the Baltic Tiger, earlier this quarter. With these vessels, combined with the delivery of two Handysize vessels in September, we have completed as planned two of the three acquisitions announced by Baltic Trading during 2013. Upon the anticipated delivery of two Ultramax newbuildings in the second half of 2014, our six newly acquired vessels will expand Baltic Trading’s modern high-quality fleet by a total of approximately 82% on a tonnage basis. As we continue to execute our growth strategy, we have an option exercisable in January 2014 to acquire two additional Ultramax newbuildings during the second and third quarters of 2015. By taking advantage of an attractive acquisition environment, we have strengthened our ability to capitalize on the positive long-term fundamentals in the drybulk industry and enhanced our future earnings and dividend potential.”

The Baltic Lion delivered to its charterer, Cargill International S.A., on December 29, 2013 to commence a spot market-related time charter for 10.5 to 13.5 months. The rate for the spot market-related time charter, which is subject to the completion of definitive documentation, is based on 102.75% of the average of the daily rates of the Baltic Capesize Index (BCI) published by the Baltic Exchange, as reflected in daily reports. Hire will be paid every 15 days in arrears, net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

The Company used proceeds of approximately $22.6 million from its $44 million credit facility in addition to cash on hand to pay the remaining balance of approximately $42.0 million for the Baltic Lion.  The Company also used borrowings of approximately $21.4 million under the $44 million credit facility to refinance a portion of the purchase price of the Baltic Tiger, which delivered to the Company on November 26, 2013.

About Baltic Trading Limited
Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s current fleet consists of four Capesize, four Supramax and five Handysize vessels with an aggregate carrying capacity of approximately 1,095,000 dwt.  After the expected delivery of the two committed Ultramax newbuildings that Baltic Trading has agreed to acquire, Baltic Trading will own 15 drybulk vessels, consisting of four Capesize, two Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,223,000 dwt.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Such statements are subject to various risks, uncertainties and assumptions, including market conditions.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) the fulfillment of the closing conditions under, or the execution of additional documentation for, our agreements to acquire vessels; (ii) completion and funding of financing on acceptable terms; (iii) the completion of definitive documentation with respect to charters; (iv) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (v) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; and other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent reports on Form 10-Q and Form 8-K.  There can be no assurance that we will be able to obtain commercial bank financing or any other financing, or that if we do so, that it will be able to borrow all or any of the amounts committed thereunder. The Company may be liable for damages if vessel acquisitions fail to close as a result of the Company’s unwillingness, inability or other failure to pay the purchase price under previous agreements to purchase vessels.  These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

###